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                       SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549-1004

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                                    FORM 8-K

                            ------------------------

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of Earliest Event Reported) September 28, 2000

                              GLOBAL CROSSING LTD.
                        --------------------------------
               (Exact Name of Registrant as specified in Charter)

           Bermuda                     000-24565                 98-0189783
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(State or Other Jurisdiction of      (Commission              (I.R.S. Employer
        Incorporation)               File Number)            Identification No.)


               Wessex House, 45 Reid Street, Hamilton HM12 Bermuda
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       (Address of Principal Executive Offices)                 (Zip Code)

        Registrant's telephone number, including area code      (441) 296-8600
                                                                --------------

                                 NOT APPLICABLE
         ---------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)



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Item 5.       Other Events.

         On September 28, 2000, Global Crossing North America, Inc., a subsidiary of the Registrant ("GCNA"), entered into a definitive merger agreement with Exodus Communications, Inc. ("Exodus"), pursuant to which Exodus will acquire GlobalCenter Holding Co., a Delaware corporation and an indirect wholly owned subsidiary of GCNA ("GlobalCenter"). Pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement"), at the effective time of the merger each outstanding share of GlobalCenter common stock will be converted into the right to receive a number of shares of Exodus common stock equal to $6.525 billion divided by the average closing price of Exodus stock for the ten trading days prior to and including the day two days prior to the closing of the transaction, subject to a collar. Based on the collar and Exodus' closing stock price of $53.25 on September 27, 2000, the value of the transaction as of September 28, 2000 was approximately $6.1 billion. In addition, at the effective time of the merger, each GlobalCenter option and certain other options of GlobalCenter affiliates will be assumed by Exodus and thereafter will constitute the right to receive options to purchase shares of Exodus common stock. Completion of the merger is subject to the satisfaction or waiver of various conditions, including the expiration or early termination of the waiting period under the Hart-Scott- Rodino Antitrust Improvements Act and the approval of the merger by the stockholders of Exodus. A copy of the Merger Agreement is attached hereto as Exhibit 2 and is incorporated herein by reference.

         Concurrently with and pursuant to the Merger Agreement, the Registrant and Exodus entered into a Stockholder Agreement and a Registration Rights Agreement, each dated as of September 28, 2000. Under the Registration Rights Agreement, the Registrant will be entitled to offer for sale registrable shares of Exodus pursuant to a shelf registration statement that Exodus has agreed to file with the SEC within four months after the effective time of the merger. In addition, Exodus has agreed that, anytime after the first anniversary of the effective time of the merger, the Registrant will have the right to ask Exodus to register their shares if and when Exodus offers any of its shares of common stock for sale in an underwritten offering. Exodus may suspend an offering of securities under circumstances delineated in the agreement.

         Under the Stockholder Agreement, a subsidiary of the Registrant will have the right to designate one nominee for election to the board of directors of Exodus. This right will terminate if at anytime the Registrant and its subsidiaries beneficially own in the aggregate less than 10% of the total voting power of Exodus. In addition, the Registrant and its subsidiaries agreed to vote either in the manner recommended by the board of directors of Exodus or in the same proportion as all votes cast by disinterested shareholders. The Registrant and its subsidiaries have also agreed to certain standstill provisions regarding Exodus common stock and have agreed not to sell or transfer any shares of Exodus common stock until after the first anniversary of the effective date of the merger.

         On September 28, 2000, as a condition precedent to the Registrant and Exodus entering into the Merger Agreement, the Registrant and Exodus entered into a Network Services, Marketing and Cooperation Agreement. Pursuant to this agreement, for a period of 10 years, Exodus has agreed to promote the Registrant and its subsidiaries and affiliates as the primary provider of network services for its network operations. Exodus has also agreed to purchase 50% or more of its future network needs outside of Asia from the Registrant. In return, the Registrant
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has agreed to use Exodus and its affiliates as the Registrant's and its affiliates' exclusive provider of internet Web hosting services for a period of two years after the closing of the merger and have also agreed to provide Exodus with preferred pricing on all network services and assets offered by the Registrant, including circuits, indefeasible rights of use and dark fiber. Exodus entered into a separate Network Services, Marketing and Cooperation Agreement with Asia Global Crossing Ltd., an affiliate of the Registrant ("AGC"), with respect to network services within Asia. Exodus and AGC also entered into a Joint Venture Agreement relating to the formation of Exodus Asia-Pacific Ltd., in order to provide complex Web hosting and managed services in Asia.



Item 7.       Exhibits.

         The following exhibit is filed as part of this Current Report on Form 8-K:

          Exhibit Number                              Exhibit
          --------------                              -------

                2                    Agreement and Plan of Merger among Exodus
                                     Communications, Inc., Einstein Acquisition
                                     Corp., Global Crossing GlobalCenter
                                     Holdings, Inc., GlobalCenter Holding Co.,
                                     GlobalCenter Inc., and Global Crossing
                                     North America, Inc., dated as of
                                     September 28, 2000.
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                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            GLOBAL CROSSING LTD.


Dated: October 17, 2000                     By:      /s/  Dan J. Cohrs
                                                     --------------------------
                                            Name:    Dan J. Cohrs
                                            Title:   Senior Vice President and
                                                     Chief Financial Officer